EXHIBIT 10
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                                                 July 24, 1996



Mr. Albin F. Moschner
Zenith Electronics Corporation
1000 Milwaukee Avenue
Glenview, Illinois 60025

Dear Al:

	The purpose of this letter is to confirm our understanding that, effective immediately, you will resign from employment with the Company and its affiliates and from the positions that you hold on the Company's Board of Directors. The Company has agreed that, solely for purposes of your Supplemental Letter Agreement with the Company dated October 21, 1991, as amended from time to time, and without admitting that such is the fact, your resignation will be treated as a termination of employment for "Good Reason". Accordingly, to the extent applicable, you will be entitled to the following payments and benefits:

(1)	Payment of your accrued but unpaid salary and vacation pay, based on your salary rate as in effect immediately prior to your termination.

(2)	Benefits to which you are entitled under the specific terms of any of the Company's employee benefit plans.

(3)	A lump sum payment equal to 36 months of your monthly compensation
(which monthly compensation shall be calculated as the highest aggregate amount of compensation paid to you as regular salary with respect to any calendar month during the three year period immediately preceding your termination, plus 1/12 of the annual incentive payment, if any, to which you were entitled for 1995).

(4)	A payment equal to the excess, if any, of (a) the highest price actually paid for the Company's stock pursuant to the change in control of the Company over (b) the trading price of the Company's stock today, multiplied by the number of shares of the Company's stock that you owned on the date of the change in control (excluding any shares that you may have sold pursuant to the change in control).

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Mr. Albin F. Moschner
July 24, 1996
Page 2


(5)	Payment of any incentive compensation to which you are entitled for any past fiscal year that has not yet been paid or awarded (including deferred amounts).

(6)	For a period of two years following your termination, the Company will maintain in full force and effect at its expense all employee benefit plans and programs in which you were entitled to (or did) participate immediately prior to your termination. In the event the terms of such plans or programs prohibit your participation because you are not actively employed by the Company, the Company will arrange to provide you with benefits which are substantially similar to those to which you were entitled under such plans and programs.

(7)	For a period of two years following your termination, the Company will pay on your behalf the premiums on the insurance policy relating to you issued under the Company's executive insurance program. You will be responsible for any personal income taxes incurred by you as a result of the Company's payment of such premiums.

(8)	In the event that it is determined that any of the above payments, together with previous accelerations of stock options, restricted stock and long-term incentive awards in connection with the change in control, would subject you to an excise tax under section 4999 of the Internal Revenue Code (relating to taxes on golden parachute payments), or if you incur any interest or penalties with respect to such an excise tax, you will be entitled to a "gross-up" payment, calculated in accordance with and subject to the provisions of Addendum Number Two of your Supplemental Letter Agreement.

	In addition, the Company has agreed to forgive any repayment obligation you have with respect to the $345,000 that the Company paid to you to assist you in paying the taxes you incurred upon the vesting of your restricted stock in connection with the change in control.

                                                 Very truly yours,

                                                 /s/ Hun Jo Lee
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                                                 H.J. Lee